Exhibit 99.1

Contacts: Jim Dorsey BioClinica 267-757-3040 Linda Decker, Bill Gordon Porter, LeVay & Rose, Inc. 212-564-4700 Media Contact — Brian Gawron Diccicco Battista Communications 215-957-0300
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES AND ETRIALS WORLDWIDE MERGER AGREEMENT TERMINATED
NEWTOWN, PA, June 1, 2009 - Bio-Imaging Technologies, Inc. (NASDAQ: BITI) (d/b/a “BioClinica”) announces that, in response to another unsolicited offer received by etrials Worldwide, Inc. (NASDAQ: ETWC) (“etrials”) from an unrelated third party, etrials has informed Bio-Imaging that its board of directors has deemed the unsolicited offer a superior proposal, as defined in the merger agreement between the parties, and has entered into a merger agreement with such unrelated third party. In connection with the termination of the Bio-Imaging merger agreement, etrials is obligated to pay to Bio-Imaging a termination fee of $500,000 and reimburse Bio-Imaging for reasonable out of pocket expenses up to $250,000 on or before June 2, 2009.
Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “We have decided it would not be in the best interest of our shareholders to pursue this acquisition further. Although we are disappointed with the outcome, we will continue to actively look for other acquisitions that would add value and expand our eClinical services offering.”
About BioClinica
Bio-Imaging Technologies, Inc. d/b/a BioClinica is a leading global provider of clinical trials services, helping to support drug and product development efforts through all phases of the clinical trial process. Created from the acquisition of Phoenix Data Systems, Inc. by Bio-Imaging Technologies, Inc., BioClinica offers industry-leading medical image management and best-of-breed electronic data capture to companies in the life sciences industry. In addition, BioClinica offers solutions that combine these core services to maximize efficiency and manageability throughout the entire clinical development process. With more than 2,000 successful trials, BioClinica is unsurpassed in its knowledge and experience, helping bring many of today’s drugs from early phase development through final approval. BioClinica operates two state-of-the-art, FDA-compliant core labs in the United States and Europe, with business offices in the United States, France, Germany, the United Kingdom and the Netherlands. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within Bio-Imaging’s control. The factors discussed herein and expressed from time to time in Bio-Imaging’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and Bio-Imaging undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review Bio-Imaging’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
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